As filed with the Securities and Exchange Commission on June 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	32-0058047
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

ITC Holdings Corp. 2015 Employee Stock Purchase Plan

(Full Title of the Plan)

Christine Mason Soneral, Esq.
Senior Vice President and General Counsel
ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark A. Metz

Dykema Gossett PLLC

39577 Woodward Avenue, Suite 300

Bloomfield Hills, Michigan 48304

(248) 203-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Amount to be	Offering	Aggregate	Registration
To be Registered	Registered (1)	Price Per Share(2)	Offering Price(2)	Fee(3)
Common Stock, without par value	1,000,000	$32.795	$32,795,000	$3,811

(1)  This Registration Statement covers 1,000,000 shares, which includes options and other rights to acquire common stock, under the 2015 Employee Stock Purchase Plan and, pursuant to Rule 416(a), also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  This calculation is made solely for the purpose of determining the amount of the Registration Fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Common Stock on June 5, 2015 as reported by the New York Stock Exchange.

(3)  Filing fees of $467,872 were paid with respect to 55,000,000 shares of common stock previously registered by ITC Holdings Corp. pursuant to Registration Statement No. 333-184073, which was initially filed on September 25, 2012. Such Registration Statement was withdrawn on December 17, 2013 and no securities were sold thereunder. $391,488 of those fees remain unused pursuant to Rule 457(p) under the Securities Act of 1933.  In accordance with Rule 457(p), the filing fees due hereunder are being offset against the unused filing fees previously paid.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to the issuance of shares of common stock of ITC Holdings Corp., a Michigan corporation, to persons who participate in its 2015 Employee Stock Purchase Plan, or the Plan.  References to we, our and us are references to ITC Holdings Corp. together with all of its subsidiaries.

The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents we have filed with the Commission are incorporated in this Registration Statement by reference:

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2014 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2015);

(b)                                 Our Quarterly Report on Form 10-Q for the period ended March 31, 2015;

(c)                                  Our Current Reports on Form 8-K filed with the Commission on January 28, 2015, February 6, 2015, February 25, 2015, March 11, 2015, April 8, 2015, May 22, 2015 and June 9, 2015; and

(d)                                 The description of our common stock contained in our registration statement on Form 8-A (File No. 001-32576) filed on July 20, 2005, including any amendment or report filed for the purpose of updating such description.

All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Any statement contained in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted by the Michigan Business Corporation Act, or MBCA, our Amended and Restated Articles of Incorporation generally limit the personal liability of our directors to us and our shareholders for breach of their fiduciary duty. The Articles of Incorporation, however, do not eliminate or limit the liability of a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on us or our shareholders; (3) a violation of the MBCA provision relating to unlawful distributions or loans; and (4) an intentional violation of criminal law.

Sections 561 through 571 of the MBCA authorize indemnification of directors and officers of Michigan corporations. Our Articles of Incorporation and Fifth Amended and Restated Bylaws require us to indemnify directors and officers to the fullest extent permitted by the MBCA. Specifically, our Bylaws require us to indemnify directors and officers against expenses (including actual and reasonable attorney fees and disbursements), judgments (other than in an action by or in the right of the Company), penalties, fines and amounts paid in settlement actually and incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including any appeal, brought against a director or officer by reason of the fact that the person is or was one of our directors or officers or, while serving as a director or officer, is or was serving at our request as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by, and in accordance with the procedures and requirements specified in, the MBCA. The Bylaws further require us to indemnify officers and directors whose defense on the merits or otherwise has been successful.

Although our Bylaws require indemnification in the situations described above, each request by an officer or director for indemnification (except where the officer’s or director’s defense has been successful) must be individually authorized upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct provided in the MBCA. The determination may be made in any one of the following ways: (1) by a majority of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) if the quorum in (1) is not obtainable, then by majority vote of a committee of at least two directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding; (3) by independent legal counsel in a written opinion; (4) our shareholders, other than directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding; or (5) by all directors meeting the MBCA definition of “independent director” who are not parties or threatened to be made parties to the action, suit or proceeding. However, because our Articles of Incorporation contain a provision limiting monetary liability of directors, we may indemnify a director without a determination that the applicable standard of conduct has been met unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on us or our shareholders, violated the MBCA provision relating to unlawful distributions or loans or intentionally violated criminal law. The authorization of payment may be made in any one of the following ways: (1) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority of all such directors or by majority vote of a committee of at least two such directors; (2) by a majority vote of any of our directors who meet the MBCA definition of “independent director” and who are not parties or threatened to be made parties to the action, suit or proceeding; (3) if there are no “independent directors” and fewer than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by majority vote of the board; or (4) our shareholders, other than directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding. The Bylaws also provide that indemnification is a contractual right between us and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of our Bylaws.

Section 567 of the MBCA and our Bylaws authorize us to purchase and maintain insurance from a third party insurer on behalf of a person who is or was a director, officer, employee or agent of the Company or who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not we would have the power to indemnify him or her under the Bylaws or the laws of the State of Michigan. We maintain directors’ and officers’ insurance policies. The policies insure our directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers, or in a similar capacity for another entity at our request, and insure us for those losses for which it has lawfully indemnified the directors and officers and losses arising from certain claims against us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit
Number	Description

4.1	2015 Employee Stock Purchase Plan (incorporated by reference to Appendix A to our Proxy Statement for the 2015 Annual Meeting of Shareholders filed on April 9, 2015).

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan on this 11th day of June, 2015.

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
Joseph L. Welch
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of ITC Holdings Corp., do hereby constitute and appoint Joseph L. Welch, Rejji P. Hayes and Christine Mason Soneral, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2015.

Signature	Title

/s/ JOSEPH L. WELCH	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Joseph L. Welch

/s/ REJJI P. HAYES	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Rejji P. Hayes

/s/ ALBERT ERNST	Director
Albert Ernst

/s/ CHRISTOPHER H. FRANKLIN	Director
Christopher H. Franklin

/s/ EDWARD G. JEPSEN	Director
Edward G. Jepsen

/s/ DAVID R. LOPEZ	Director
David R. Lopez

/s/ HAZEL R. O’LEARY	Director
Hazel R. O’Leary

/s/ THOMAS G. STEPHENS	Director
Thomas G. Stephens

/s/ GORDON BENNETT STEWART III	Director
Gordon Bennett Stewart III

/s/ LEE C. STEWART	Director
Lee C. Stewart

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).